Celadon Group, Inc.
Second Quarter 2010 Earnings Conference Call
January 26, 2010, 10:00AM EST

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2010 Celadon Group earnings conference call.  My name is Jasmine and I will be your coordinator for today.

At this time, all participants are in a listen-only mode.  We will conduct a question-and-answer session towards the end of this presentation.  You may press star one on your touchtone telephone at any time to pose a question.  If at any time during this call you require assistance, please press star followed by zero and a coordinator will assist you.

I would now like to turn the presentation over to your host for today, Mr. Steve Russell, Chairman and CEO.

Steve Russell – Celadon Group – Chairman, CEO

Thank you, Jasmine.  Welcome to the second-quarter fiscal quarter 2010 press release teleconference.  I am joined here in Indianapolis by Paul Will, our Vice Chairman and CFO, and Chris Hines, our President and COO.  Jon Russell, our Executive Vice President in charge of our non-asset-based businesses, is calling in from a conference.

I'd like to remind you that my comments and those of others representing Celadon may contain forward-looking statements, which are subject to risks and uncertainties.  Our SEC filings contain additional information about factors that could cause actual results to differ from management expectations.

We earned $0.05 in the December 2009 quarter, down from $0.08 in the December 2008 quarter.  Several factors accounted for the change.  Fuel was $0.09 negative compared to the December '08 quarter.  It went down significantly during the December '08 quarter, went up somewhat in the December '09 quarter, but that accounted for $0.09 negative impact.

Significantly, our average rate per loaded mile was $1.385, down from $1.485 in the December '08 quarter and a decline of about $0.10 a mile.  This change on roughly 65 million loaded miles adversely impacted earnings by $6.5 million pretax or $0.18 per share after tax.

Offsetting these negatives were several factors.  First, we achieved a 16.9% improvement in loaded miles in the December '09 quarter compared with December '08.  The addition of new customers largely accounted for this improvement.  Those included Home Depot, Coca-Cola, FedEx, Con-way and several other customers.  The new customers were a result of a more effective sales force, excellent service, and the impact of customers brought on by the Continental Express transaction of December 2008.  Gains were achieved in domestic lanes as well as an increase in our business between US and Mexico.

For the Mexican gains, it is evident that the devaluation of the peso, which occurred in late 2008, resulted in a shift of production from China to Mexico by various manufacturers.  The peso, which was at $0.10, ten U.S. cents, dropped to $0.077 or about 23%, which effectively enabled Mexico to achieve cost reductions when compared with the Chinese yuan or renminbi in various areas.  We have seen companies like Sharp, Samsung, Sony, LG, but also companies like Whirlpool, John Deere, etc. that have moved production to Mexico.

Second, we were able to achieve cost reductions in various areas.  In our trucking operations, non–driver headcount was reduced by about 12% December '09 versus December '08.  Other steps were taken in the first and second quarters of the 2009 calendar year that also contributed to meaningful savings.  Improved fuel economy was also a factor in reducing costs.

We as a company, and not only the management team but all our employees, including our drivers, truly leaned into the pain; we didn't run from it.  Because of that, we were able to achieve significant cost reductions.  Improved fuel economy was also a factor in reducing costs.

Interestingly, if we chose to compare our results in the December '09 quarter with those of December '06, three prior years – three years ago – which was prior to the decline in truck load freight that occurred in 2007 through 2009, certain metrics changed significantly.  Compared with the $0.05 that we earned in the December '09 quarter, we earned $0.26 per share in December '06.  First, between December '06 and December '09, our average rate per loaded mile declined from $1.55 to $1.385, or $0.165 per mile, or a 10.6% decline.  We would have earned $0.29 per share more in the quarter if we had the same rates as we had in December of '06.  That is not reflective of any inflation; that's just the same rate as we had in December '06; that would've been worth $0.29 a share more in earnings.

Second, utilization or miles per week per tractor declined from 2047 to 1894, or about 153 miles.  If utilization was higher by 153 miles per week, loaded miles would have been 5.8 million more for the quarter and we would have earned an additional $0.16 per share.  Hence the impact of the weaker economy both on depressed rates and utilization amounted to a difference of $0.45 in earnings-per-share.  Although one could call this daydreaming, if rates in utilization in December '09 were comparable to those of December '06, December of '09 earnings-per-share would have been $0.50.

Non-asset-based businesses continued to grow at the TruckersB2B, which has experienced a modest decline in earnings due to issues that midsized fleets and smaller fleets are experiencing.  Of the 20,000 member fleets, the number that failed in the past three months was about 820 compared to a previous running rate of about 400.  Celadon Dedicated Services, our warehousing division, and Celadon Logistics, our truck brokerage division, have experienced significant growth.

Financially, at December 31, '09 with a $40 million bank line, borrowings were zero.  We had letters of credit of $259,000, down from about $4 million a year ago, and a cash balance of $6.6 million.  Compared with other carriers, our letters of credit are significantly less because, in 2002, we were approved by the US Department of Transportation to be self–insured, therefore requiring much fewer letters of credit than others.

Further, at the end of December, our average tractor was 1.3 years old.  We have no plans to purchase new tractors or new trailers in 2010 and most of 2011.  As a consequence, we expect to produce meaningful cash flow during that period.

Basically, I’d be happy to answer any questions that the floor may have in terms of where the Company is at this point.  Jasmine, if you'll open the floor to questions, that would be great.

Operator

Ladies and gentleman, if you wish to ask a question, please press star one on your touchtone telephone.  If your question is answered or you wish to withdraw your question, please press star two.  Please press star one to begin and please standby for your first question.  Your first question comes from the line of Jason Seidl with Dahlman Rose.  Please proceed.

Jason Seidl – Dahlman Rose & Co. – Analyst

Hey, Steve.

Unknown

Good morning.

Steve Russell – Celadon Group – Chairman, CEO

Good morning, Jason.

Jason Seidl – Dahlman Rose & Co. – Analyst

A couple of quick questions – you mentioned sort of the near-sourcing phenomenon really helping you guys out in Mexico.  When you break out the decline in sort of revenue per loaded mile between the US and Mexico, were the Mexican rates stronger because you've seen sort of a pickup in demand?

Steve Russell – Celadon Group – Chairman, CEO

Frankly, the Mexican business has improved, but in the relatively near term, over the last six months or so, so we really haven't seen a rate increase yet.  We think there are opportunities for that, but at this point, we haven't achieved that.

Jason Seidl – Dahlman Rose & Co. – Analyst

And in terms of the near–sourcing continuing, are you seeing more and more opportunities to get additional business and for companies to relocate?

Steve Russell – Celadon Group – Chairman, CEO

Chris, do you want to answer that?

Chris Hines – Celadon Group – President, COO

Near–sourcing does take time from the decision to move the manufacturing to Mexico, to get the plant ready and actually have freight start moving, so we are starting to see the tail of that begin and you continue to see more and more plants, say, in Monterrey area coming online.  So yes, we expect that to continue.

Jason Seidl – Dahlman Rose & Co. – Analyst

Okay.  And in terms of just overall, in terms of the price discussions you're having now on renewals on contracts, where are you at, Steve?  What does it look like present day?

Steve Russell – Celadon Group – Chairman, CEO

Basically, rates going forward are going to be based on two things.  One is demand – what happens to demand within the US or Mexico or Canada.  And that's going to certainly be based on the state of the US economy.

Second is supply or capacity.  Frankly, there have been some meaningful fleet failures in the last couple of months.  A company called Arrow Trucking, a flatbed carrier, went out of business three days before Christmas in probably one of the most significant collapses that has been achieved in the industry in many, many years.  What happened was the credit cards were turned off, which meant the driver for Arrow – and they had between 1100 and 1400 trucks – I'm not sure of the exact number – but a driver would pull into a truck stop in Scranton, Pennsylvania three days before Christmas, they wouldn't honor his credit cards so he couldn't buy fuel.  And if that driver lived in Cotulla, Texas or Kansas City, Kansas, to get home was a major challenge.  Frankly, many of them didn't, and that certainly totally impacted the state of the driver community because so many drivers were impacted by it.

As to capacity, the March quarter, the one we are in now, is when fleets have to buy license plates.  Banks aren't lending to weak fleets, and a license plate is roughly $2000 and the collateral value of a license plate is no more than the value of the metal in the 16 inch by 5 inch size of the plate or whatever that plate size may be.  So it's likely that there will be an increase in fleet failures during this period, in addition to get insurance, which is generally the most fleets in this quarter as well where significant cash payments are required.

We expect capacity to decline.  There have been various reports put out by analysts, some of whom are on the phone now, about what's likely to happen.  I think customers or shippers are expecting that to happen.

The reality is what's going to happen to pricing is going to be based on those two factors.  Adam Smith was right; supply and demand determine rates.  This industry has been cyclical, as I've often said, since the Phoenicians invented the cart.  Certainly, we have had a negative cyclicality in the last four years.  And the issue is at what point does positive cyclicality come back?  But certainly the factors seem to be in place to make that highly likely.

Jason Seidl – Dahlman Rose & Co. – Analyst

So net–net, Steve, if we see the economy slowly recover and some of these fleets continue to fail, you would say you have a fairly positive view that pricing can improve and at least help you get back some of what you lost over the last few years?

Steve Russell – Celadon Group – Chairman, CEO

We believe that the speed at which it happens is not particularly overnight because it is generally keep rates and terms and prices firm for a year.  They don't end all overnight; they are not ending all January 31 or something like that, so that the period of time it will take to get the rates up won't be an overnight factor.

Jason Seidl – Dahlman Rose & Co. – Analyst

Sounds fair.  I will let someone else have at it.  Thanks again for the time.  I appreciate it.

Steve Russell – Celadon Group – Chairman, CEO

Thank you, Jason.

Operator

Your next question comes from the line of Edward Wolfe with Wolfe Research.  Please proceed.

Steve Russell – Celadon Group – Chairman, CEO

Good morning, Ed.

Edward Wolfe – Wolfe Research – Analyst

Hey, good morning, Steve.  So, it feels like capacity should be tightening but it has felt this way for a long time.  We can go back a long way and it feels like the smaller guys shouldn't be relicensing every year.  What can you do?  It feels like, since 2006, I think you gave a stat, your revenue per loaded mile is down 10.6%.  I pulled up Werner and they are down 5% during that same period.

Is it possible that you can do something specific, you can go to your volume and say "I'm going to give up some miles and call out the lower-hanging fruit or the lower-paying people within your own network and start to move rates up regardless of what's going on in supply and demand?  Is that a quiver that you're considering or is out there?

Steve Russell – Celadon Group – Chairman, CEO

If you look at Werner for a moment, Werner has cut the number of over-the-road trucks that they’re running very substantially and have shifted more to their VAS or brokerage business.  We started a brokerage business about two years ago and it is growing rapidly, but they are quite small compared to Werner's.  We are prepared to do that in terms of walking away from customers that are not responsive to the realities of this industry.  In fact, we've been very successful at adding customers.

If you go back three years ago, I would say 90% of our sales force were gatherers and 10% were hunters.  I would say, right now, it's 90% hunters and 10% gatherers.  So the reality is we do have the cus – the strong customer base that will allow us to do that.  We've taken a lot of costs out of the business.  I think that, from here on, the key is getting rates up, and that may require being willing to move from first call to third or fourth call by a shipper.  If that first call goes out of business, then it increases our chance of getting the freight at the new higher level.  So those are being managed by our people on a day-to-day basis and a customer-by-customer basis.

Edward Wolfe – Wolfe Research – Analyst

When you look out at the year, you talked about gradual improvement as capacity comes out.  When do you expect rates to turn positive for you, and when do you expect to see enough bids to be out that – is it an end of second quarter?  Is it second half?  How do you think about that?

Steve Russell – Celadon Group – Chairman, CEO

I would say yes and yes to both of them.  We really don't know, Ed.  It's going to be – what we expect varies on a day-to-day basis because it is so based on what's happening to the demand and the US economy.  Certainly, Mexico has improved because it has taken over business that had been in China.  It's sort of a different parallel, but the reality is it's – the factors look very positive but to say it's going to happen on March 1 or May 1 I think is a pure guess and I would rather not guess.

Edward Wolfe – Wolfe Research – Analyst

Fair enough.

Steve Russell – Celadon Group – Chairman, CEO

I know we are in a strong position.  We have zero bank debt.  We're going to throw off a lot of cash the next two years because of the fact that our fleet is very young and we are positioned well.  I wish I knew the answer to the question you are asking.

Edward Wolfe – Wolfe Research – Analyst

Sure.  Things you can control that you're doing a great job on the expense side – can we talk a little bit about that?  What do you see on the expense side this year where there might be inflation?  Do you expect driver pay at some point to start going up again?  Is there anything else you can take out and what are the inflation – you know, do you expect less than normal inflation, or at some point are drivers tight again?  How do we think about that and other costs?

Steve Russell – Celadon Group – Chairman, CEO

The driver situation has been quite decent from our standpoint.  A lot of that relates to the fact that many fleets who are surviving have been parking trucks.  Many of the drivers that we've been hiring – we have very high hiring standards.  We don't hire trainees; we don't hire ex–felons.  But the reality is good drivers are being laid off by fleets because they need to generate cash by parking the trucks.  So the driver situation at this point seems okay.

In terms of headcount in the trucking part of our business – I'm excluding non-asset based – we went from 785 people at the end of '08 to 690 people, down 95 people between the end of '08 and '09.  We don't feel any pressure on that side to increase the number of people.  We are going to retain it where it is now, which we think is very efficient.

Other cost elements, Paul, do you want to add something?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

This is Paul.  As far as one thing I would add as far as the drivers, because of the miles that we have created with additional business that we've brought on, if you look at our drivers, they are actually making more money this year than they did last year, predicated off the additional miles they are running, although they are getting a little less in cents per mile.  There was basically for the most part a pay freeze for the majority of our fleet.  New drivers are coming forward no different than other competitive fleets, but because the miles are getting actually more.  So from a driver standpoint, we feel pretty comfortable that we're going to continue to maintain the fleet and that is not going to have to change.  It's not imminent that that's going to change.

As far as our fleet and the tractors/trailers that Steve mentioned, that's pretty much locked in now, which is a major cost component.  Drivers are a major cost component.

Then the other costs, there is still some efficiency that could be generated based on things we are doing internally, so we can still take out some costs through the efficiencies, not necessarily through pure cost as a reduction in what we're paying suppliers for goods and services.  So we feel pretty comfortable that expenses shouldn't edge up over the next 12 months, but yet we are hopeful that there will be some rate increases down the road.

Steve Russell – Celadon Group – Chairman, CEO

The other aspect is fuel economy where we've improved that about 6% year-over-year.  And we are certainly – and that's due to reduced idling; it's due to management of the drivers from an idling standpoint; it's due to more aerodynamic trucks; and it is due to the S-bar heaters which we've put in basically – about 95% of our trucks have that now so the driver does not need to idle in the wintertime.  And regardless of what happens to the economy, regardless of what happens to supply and demand, we are not going to give up those benefits that we've achieved.

Edward Wolfe – Wolfe Research – Analyst

Paul, when you say the fleet is locked in, I think you ended at 3059.  Is that kind of where the tractor fleet, we should model it out for the foreseeable future?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Yes, I think we looked at that and obviously that would imply 125 open trucks.  We believe somewhere in that range between trucks that are in–service going to the class, etc., so 3100 is probably a good number.

Edward Wolfe – Wolfe Research – Analyst

Perfect.  And then can you do cash flow, Paul?  I've got you for the quarter.  Can you give us cash from operations and CapEx?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

If we still get – pure EBITDA that's running right around the $42 million level based on the first six months this year.  Last fiscal year, it was $46 million.  We expect the current run rate to be comparable to the $10 million to $11 million level per quarter.

Edward Wolfe – Wolfe Research – Analyst

And how about CapEx?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

CapEx, we have no – from this point forward, we have no expected CapEx.

Edward Wolfe – Wolfe Research – Analyst

What was it in –

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

–maybe $1 million, $2 million type thing just for whether it be for computers, etc.

Edward Wolfe – Wolfe Research – Analyst

That is going forward.  What was there in fiscal second quarter for CapEx?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Fiscal second quarter would have been $24 million.

Edward Wolfe – Wolfe Research – Analyst

How much was that?  $24 million?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

$24 million.

Edward Wolfe – Wolfe Research – Analyst

Thanks, both of you guys, for the time.  I appreciate it.

Steve Russell – Celadon Group – Chairman, CEO

Thank you, Ed.  Next question, Jasmine?

Operator

Your next question comes from the line of Jack Waldo with Stephens Inc.  Please proceed.

Jack Waldo – Stephens Inc. – Analyst

Good morning, gentlemen.  Congrats on a good quarter in a challenging environment.

Steve Russell – Celadon Group – Chairman, CEO

Thank you, Jack.

Jack Waldo – Stephens Inc. – Analyst

Could you guys talk a little bit about how the quarter and how you saw things progress, both in terms of utilization and rates?

Steve Russell – Celadon Group – Chairman, CEO

Basically, it actually improved somewhat throughout the quarter.

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Other than the normal season.

Steve Russell – Celadon Group – Chairman, CEO

Part of that was, if you look on an annual, year-over-year basis, when Lehman imploded or the stock market imploded beginning in mid September of '08, miles continued decent in October.  They really started to fall off in November and December.  So certainly year–over–year, we saw significant gains throughout the quarter.  But overall demand was, frankly, surprising and, frankly, early January demand is surprisingly better than historical.

Jack Waldo – Stephens Inc. – Analyst

Okay.  Maybe could you talk a little bit – if your overall rates were down, what, 6.7%?

Steve Russell – Celadon Group – Chairman, CEO

Yes –

Jack Waldo – Stephens Inc. – Analyst

How did that compare between the spot market and between bids?

Steve Russell – Celadon Group – Chairman, CEO

The spot market rates began to go up, I would say, in the beginning of November, maybe the end of October.  This is confirmed by customers and then by brokers that we deal with, spot market rates in certain areas particularly.  In terms of overall rates there was very little bidding in November–December, so it is tough to say that our rates went up or went down or anything like that.

If you look at – if you compare our average rate per billed mile in the September quarter, it was about $1.407.  If you look at the rate in the December quarter, it had dropped to $1.385, but that represented mix changes as opposed to rate changes.  Our average length of haul increased about 40 miles between the September and December quarter.  And historically, in this industry, an increase in average length of haul always results in a reduction in average rate because, basically, the trucks are more efficient, etc.  We did see an increase in our average length of haul.  That accounted for a chunk of that $0.025 to a $0.022 decline.

The other factor is our average rates to and from Canada exceed our average domestic rates or rates to and from Mexico.  We saw a decline in Canada miles in the December quarter compared with the September quarter.  We did, between the US and Canada, 5.8 million miles in the September quarter.  That dropped to 5.1 million miles, so that also contributed to the decline in that average rate per mile.  But if you look at, were there rate reductions in the December quarter to customers – Wayne? – essentially there were not.  It was really a mix change that affected that.

Jack Waldo – Stephens Inc. – Analyst

When you talk about the spot rate market being up in November and October, is that on a year-over-year basis?  The thing I'm trying to get at, Steve, I was just looking at the transcript from your last conference call and you would have thought rates were probably going to be pretty flat on a sequential basis.

Steve Russell – Celadon Group – Chairman, CEO

Yes.  They were.

Jack Waldo – Stephens Inc. – Analyst

They were.  It's just a mix change?

Steve Russell – Celadon Group – Chairman, CEO

Yes.

Jack Waldo – Stephens Inc. – Analyst

Okay.  Then what I'm trying to get out – and I think this question was kind of alluded to earlier, or the point was alluded to earlier – when I look at expectations going forward, we have some pretty good growth built in, particularly in the second half of this calendar year.  And, you know, most of that is driven, at least in my model, by rates.  I was just trying to figure out, is a 3% to 5% increase in rate something that you think you can see in this environment in the second half of the year, or is that a little too over–optimistic?

Steve Russell – Celadon Group – Chairman, CEO

Well, we don't make forecasts; we never have.  But we expect to see an improvement, certainly by the second half of this year.  But how much that improvement will be will be based on supply and demand.

Jack Waldo – Stephens Inc. – Analyst

Okay, fair enough.  Thank you, guys, for your time.

Steve Russell – Celadon Group – Chairman, CEO

Thank you, Jack.  Next question, Jasmine?

Operator

Your next question comes from the line of Todd Flower with KeyBanc Capital Markets.  Please proceed.

Todd Fowler – KeyBanc Capital Markets – Analyst

Hey, good morning everybody, that’s Todd Fowler.

Steve Russell – Celadon Group – Chariman, CEO

Yeah, I didn’t realize you were that sweet and pretty.

Todd Fowler – KeyBanc Capital Markets – Analyst

I’ll leave it at that.

One last question, I guess, on the rate side, Steve or maybe Chris – have you guys at this point seen any bids for 2010 that you've actually signed on?  And if you have, can you talk a little bit about what the rates did on an apples–to–apples basis in those bid packages?

Chris Hines – Celadon Group – President, COO

It's Chris.  We are kind of in the midst of bids right now.  There hasn't been much awarded yet.  We'll probably have a much better view of that in the next four to six weeks, so there really haven't been any large awards out there yet.

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

This is Paul.  I think what's interesting is, we were looking at that and the majority of the larger bids that we have in-house, only a couple of them are existing customers.  Most of them are new opportunities, which is a good sign.

Todd Fowler – KeyBanc Capital Markets – Analyst

So, is the reason there, Paul, that your existing customers aren't bidding their freight at this point?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

The larger bids that we have in–house, they are not with our existing customers.

Todd Fowler – KeyBanc Capital Markets – Analyst

Okay.  Then Chris, have you seen anything different in how the bid packages are put together?  I mean, is there anything with regards to, if its fuel surcharge, if it's looking at pricing things differently?  Is there anything that is unique this year compared to what you've seen in the past?

Steve Russell – Celadon Group – Chairman, CEO

Wayne Deno, who had run pricing and actually works for Chris in overseas customer service, in those areas – Wayne, do you want to answer that?

Wayne Deno – Celadon Group – Leasing Manager

Todd, this is Wayne.  Yes, we have seen – with every bid, it seems like they are wanting to go to their fuel surcharge versus yours.  There's always pressure, and this hasn't changed in the last year.  There's always pressure on the fuel surcharge; there's always pressure on the accessorials, the detention billing, things like that as part of the bid package, bid packages.  In addition, we are starting to see some levels being longer-length again, with more than a year contract, so those are just the changes in contract that we are starting to see.

Steve Russell – Celadon Group – Chairman, CEO

Which would imply a feeling by shippers that they would rather lock in for two years instead of one year, because of the likelihood of rates changing.

Todd Fowler – KeyBanc Capital Markets – Analyst

Sure.  That makes sense and thanks, Wayne.

Paul, can you talk a little bit about, on the equipment side, I would thought that you would have taken some tractors here in the quarter.  It looks like the balance sheet debt is down, capital leases are down.  Was most of that operating leases?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Yes, most of what was financed in the fourth quarter was operating leases.

Todd Fowler – KeyBanc Capital Markets – Analyst

Okay.  Then at this point, with no more equipment coming on, the expectation would be that capital leases shouldn't change and even once we see the Q, the operating leases won't move much after this quarter here?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Correct, that's correct.

Todd Fowler – KeyBanc Capital Markets – Analyst

Then just the last one – do you have any comments about what's going on in the used truck market?  I know you guys have a tendency to sell a lot of equipment, or at least see what's going on in the used truck market.  Any feel for what's happening with used truck pricing or used truck demand?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

As far as the used truck – price on used truck demand?

Todd Fowler – KeyBanc Capital Markets – Analyst

Yes, either what's happening with used truck pricing or if you've seen a change in overall demand for used vehicles, used equipment?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

We have not.  The biggest issue that's driving – I can kind of reach the bottom so to speak, but financing – the small fleets trying to get financing is the biggest thing that's holding up truck sales right now.  But we don't see necessarily truck prices going down.  We are still – we've moved a lot of equipment at pricing that makes sense for us, but for the most part, I don't think the environment is still good for used truck pricing.

Steve Russell – Celadon Group – Chairman, CEO

The reality is that the number of new trucks expected to be built in '10 is something like 95,000, which compares with 300,000 back in '05 and '06.  What's happening now is the '10s are up significantly in price from an '07 or an '06, either $20,000 or $25,000, and fleets can't get financing.  There have been a reduction in the number of willing lenders to the industry.  As a consequence, the average age truck has moved up significantly.  One of the people who I believe is on the phone estimated that the average age truck right now is 6.5 years old, up from 3.5 to 4 years, 3 or 4 years ago.  Well, maintenance costs on a truck that is 6.5 years old is up significantly.  It is $0.15 a mile versus $0.06 a mile for a three-year-old truck, which means that's putting cost pressure on a lot of fleets that can't afford to buy new trucks or can't get financing for new trucks.

So, I think it would appear at this point – and we have our own retail used truck facility called Quality Equipment – and it certainly seems to have stabilized.  But again, lack of financing ability by small fleets has kept the availability of used trucks at a level above what one would expect it to be.

Todd Fowler – KeyBanc Capital Markets – Analyst

Okay, no, that helps.  That all makes sense.  I guess lastly, thinking through some of that, Paul, did you actually – were you able to recognize gains on equipment sales here in the quarter?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Between equipment disposals, trades and so forth, those – it is basically a breakeven.

Todd Fowler – KeyBanc Capital Markets – Analyst

Okay, so really –

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

There's no gains or losses.

Todd Fowler – KeyBanc Capital Markets – Analyst

Okay, got you.  All right, thanks a lot, guys.  I will talk to you soon.

Steve Russell – Celadon Group – Chairman, CEO

The other thing, Todd, in the purchase of trucks which we took a significant number of during calendar '09, we had trade-backs on roughly two-thirds of those.  Those trade backs were set back a couple of years ago.  That was beneficial.  I believe Heartland did the same thing that we did, which therefore meant the number that we had to sell in the open market was only a third of those that were being replaced.

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

I think a big thing, too, from what we've done, it shows that, since there is no gain or losses, that would imply that what we've done through the P&L is depreciate the equipment or taken the equipment down to a reasonable realistic residuals where there's a lot of other fleets out there that have not been able to refresh their fleets because they can't dispose of the equipment or they have it on the books for too much.  So I think it's a very good sign, the fact that we have refreshed our fleet and you haven't seen losses come through the P&L.

Todd Fowler – KeyBanc Capital Markets – Analyst

And some good work in negotiating those residual values.

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Yes.

Todd Fowler – KeyBanc Capital Markets – Analyst

All right, guys, thanks a lot.

Steve Russell – Celadon Group – Chairman, CEO

Next question, Jasmine?

Operator

Your  next question comes from the line of John Larkin with Stifel Nicolaus.  Please proceed.

John Larkin – Stifel Nicolaus – Analyst

A couple of questions –

Steve Russell – Celadon Group – Chairman, CEO

It's better than being called flower.

John Larkin – Stifel Nicolaus – Analyst

Although there is an analyst with that last name, so be careful.

Steve Russell – Celadon Group – Chairman, CEO

Okay, that's true.

John Larkin – Stifel Nicolaus – Analyst

With respect to the demand, which never seems to really strongly rebound, although there was a nice sequential improvement in the second half of last year, when you talk to customers – and maybe this is really for Chris – to what extent did inventory destocking or restocking play a role in making the second half a little better than it otherwise might have been?  How do you think that's going to play out in the first part of this year, calendar year that is?

Chris Hines – Celadon Group – President, COO

John, it's not hard to see that very few – there's not a lot of sales growth, so a lot of that sequential improvement is inventory movement.

What extent January and February will continue to see it, Steve mentioned, that in January so far, we are seeing decent volumes compared to the past Januarys, but I think that is still some inventory movement going on.

Steve Russell – Celadon Group – Chairman, CEO

I think also in our case, John, it is heavily driven by the growth with existing customers and the addition of customers.  I mean, we have added a meaningful number of customers.  We've grown significantly with the customers we took on when we acquired Continental.  And that has been a major driver.  I mean, if you compare December quarter of '08 with December quarter of '09, looking purely only at domestic US freight, not international freight, our customer business was up 37% year-over-year, whereas broker business was down 68%, so we have benefited from the additional customers very importantly.

Mexico business was up about 16%.  Canadian business was down about 9%, not any loss of customers, it's just less trade between the US and Canada.

John Larkin – Stifel Nicolaus – Analyst

That's very helpful.  Could you talk a little bit about the change in, kind of, geographic mix with respect to what percentage of your business is transborder into or out of Mexico, transborder into or out of Canada?  Then if the remainder would be captive US business, where you originate and terminate the freight inside the US – how much different is that from, say, a year ago and then maybe relative to four or five years ago?

Steve Russell – Celadon Group – Chairman, CEO

US, domestic US freight was up meaningfully about 37% year–over–year, 26% if you include brokers.  We were up 26%.  Mexico up 16% and Canada down 10%.

John Larkin – Stifel Nicolaus – Analyst

What's driving the weakness in Canada?  Is that a currency issue?

Steve Russell – Celadon Group – Chairman, CEO

I think it's largely a currency issue.  The Canadian dollar went from about $0.80 in the November–December period a year ago to $0.95 or $0.96 this year.  I mean, if one were to sort of quantify the effect of that, it was probably $0.03 negative because of our Canadian operations, but at the end of the day, Canada is doing better than the US is from the standpoint of overall economy.

John Larkin – Stifel Nicolaus – Analyst

But there's no strategic decision on your part to deemphasize Canada, per se?

Steve Russell – Celadon Group – Chairman, CEO

None at all.

John Larkin – Stifel Nicolaus – Analyst

Okay.  The tax rate remains kind of up in the upper 40% range, I guess due to your per diem treatment.  Is that where you would expect it to remain for the next few quarters, Paul?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Yes, if you look at for where it's at today, kind of what we've modeled out is, from this point, as a baseline, it should be about 40% effective from here.

John Larkin – Stifel Nicolaus – Analyst

40% from here, going forward.

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Yes, so if you had $1 million, it's $400,000, that type of thing.

John Larkin – Stifel Nicolaus – Analyst

Okay, okay.  Then with your nearly brand-new tractor fleet with an average age, I guess you said, of 1.3 years, if you don't plan to buy anything this year and perhaps very little next year, does that put you in a position in 2012 where you have a big surge of equipment that will have to be replaced?  Is that at all a concern?  Would you rather at some point start spreading that replacement out?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Well, what we've done – talked internally.  As Steve said earlier, it's not in 2010 and not a lot in 2011, which gives us the opportunity to do just exactly what you're saying – is maybe in the back half of 2011 start to bring them in, so that you're spreading out over maybe a 2.5 to 3-year trade cycle in that sense.  That's trade time as opposed to a two-year trade time, which is just what we did.

We were able to do our refresh in two years, so it's very feasible to do that again.  That's not our intention; it is more along the lines of what you're suggesting.

John Larkin – Stifel Nicolaus – Analyst

Okay.  Then I noticed, on the income statement, that purchased transportation increased dramatically.  Is that due to a higher percentage of owner-operators in this system?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

That's correct.

John Larkin – Stifel Nicolaus – Analyst

Are they being used in any particular application, or are you just finding that, for whatever reason, you are able to attract more high-quality owner-operators than some of the other fleets are?

Steve Russell – Celadon Group – Chairman, CEO

We actually initiated a lease purchase program with our own drivers.  That is a large part of the increase –

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

–that's correct–

Steve Russell – Celadon Group – Chairman, CEO

–where a driver basically signs on as an owner–operator but he has been a company driver.  So we've seen an increase related to that.  It has certain benefits.  There is no health program required, etc., because the driver ceases to be an employee.  For the driver, we see better utilization with an owner–operator than with a company driver because you've got to cover his mortgage payments.  So we started that program about a year and a half ago, and it has been the largest driving factor in increasing that purchased transportation number.

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

It's a shift mix but it allows the driver to obviously be an independent contractor.  From our standpoint, it allows us to dispose of some of the equipment, so that gives us an opportunity to dispose of equipment that way – wholesale, retail through our retail yards, as well as the trades that we have done.  So we have tried to maximize the dollars that we've gotten for our equipment with those means.

Steve Russell – Celadon Group – Chairman, CEO

A transaction with that driver is certainly profitable for the Company and we are finding is quite satisfactory for the driver.

I remember about six years ago when Swift booked the present value of those profits with it – like a 20% reserve or so.  But Paul wouldn't let me do that, so we didn't do it.  (laughter)

John Larkin – Stifel Nicolaus – Analyst

There you go.  Then just maybe one last question on the Mexican border – it really does – I mean you're the first company that has had sort of concrete examples of companies that are really moving back into Mexico and away from China.  That's a trend that people were talking about last year but you've got some specifics to hang on that theory.  The volume looks like it is trending pretty well.

At this point, we were supposed to be in a position where Mexican trucks would run north of the border, US trucks could run south of the border.  That pilot program I guess has been shelved.  With all of the focus on security now after the Christmas bomber, etc., how do you see this playing out?  Is the cross-border program basically dead?  Are we going to be – being more stringent border-crossing initiatives?  How do you see that whole market playing out here over the next year or two?

Steve Russell – Celadon Group – Chairman, CEO

I actually testified in Congress in the middle of November on this subject.  I think that the Obama administration, particularly Secretary LaHood who is the Secretary of Transportation, have indicated they are going to move towards opening the border.  I think it's not been a priority for the Obama administration; it's 7 zillion years behind the healthcare program.  There is perhaps a modest reason to be a little bit optimistic.

What happened when the pilot program was stopped, Mexico raised tariffs on a whole bunch of goods that they import from the US, including things like apples.  The governor of Washington got very upset over that because they lost a lot of exports to Mexico.  Obama has said and he said this to Calderon, who is President of Mexico, that the border will open.  But I wouldn't hold my breath to expect that to happen.

We have internally modified our approach in certain areas.  Chris and Paul and I visited with Chrysler a few months ago.  With Chrysler now increasing production in Mexico, they plan to build the Fiat in Mexico.  We have started to do business with Chrysler again, which we had fully stopped in 2006, because we see that as an opportunity.  We're not doing a lot of business with them today, but we are doing some business.  We think those are good opportunities for growth in the future.

John Larkin – Stifel Nicolaus – Analyst

Alright, I really appreciate the time.  Thank you very much.

Steve Russell – Celadon Group – Chairman, CEO

Thank you, John.

Operator

Your next question comes from the line of Chaz Jones with Morgan Keegan.  Please proceed.

Chaz Jones – Morgan Keegan & Co. – Analyst

Hey, good morning, guys.

Steve Russell – Celadon Group – Chairman, CEO

Good morning, Chaz.

Chaz Jones – Morgan Keegan & Co. – Analyst

Maybe a question for Paul here – in terms of free cash flow, Paul, over the next 18 months, I mean how should we be thinking about that?  Are you going to be building cash on the balance sheet, or are you going to be trying to pay down some of your obligations?

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

Through the first quarter, we had trucks that were purchased first of the month, the first week of this year, so we believe that the bank debt will still be zero at the end of March but we won't start accumulating cash until the third and fourth quarters of the year.  But because most stuff is on operating leases, we have the option, though, on some of the operating leases, to buy those out early if we elect to do so.  So we have not concluded internally on when to do it, but we should build cash in the second half of this year (multiple speakers) year.

Steve Russell – Celadon Group – Chairman, CEO

Bring up to our board at the end of April, at our next board meeting, the various alternatives we would have regarding that.

Chaz Jones – Morgan Keegan & Co. – Analyst

Okay.  Then, not to beat pricing into the ground, but certainly the comments are pricing is stabilized, January so far has been a little bit better than historical but, historically, pricing does move down sequentially in the first quarter.  Maybe any color you could shed on that would be helpful.

Steve Russell – Celadon Group – Chairman, CEO

Wayne?

It's hard to say.  At this point, mix is playing a greater role than price change.

Wayne Deno – Celadon Group – Leasing Manager

We don't intend to take our prices down.

Steve Russell – Celadon Group – Chairman, CEO

We don't intend –

Wayne Deno – Celadon Group – Leasing Manager

It will be mix.  It should all be mix.

Chaz Jones – Morgan Keegan & Co. – Analyst

I guess what I'm getting at is you would be surprised, given what you know out in the market, given the trends that you're seeing, that pricing would be down sequentially even though that is typically seasonally what we see out there in the calendar first quarter.

Steve Russell – Celadon Group – Chairman, CEO

I think that's a fair statement.

Chaz Jones – Morgan Keegan & Co. – Analyst

Okay, that's helpful.  Then, going back to the owner-operator growth, that's been up, gosh, almost 90% year-over-year.  What should we be thinking about in terms of continued growth there?  Is there an internal target to get to 500 owner–operators, or is that just kind of a function of what's out there in the market?

Chris Hines – Celadon Group – President, COO

Our expectation that is currently between the lease purchase and owner-operators but all independent contractors, approximately 200 in the US and call it 100 in Canada, so 300.  Could that grow to 500?  That's possible.  It just depends if we were intending to grow it.  Whether it gets to 500 or not is really going to be a function of what we think the mix between company and owner-operator – what works best on our freight mix, but it's possible to go up to 500.

Steve Russell – Celadon Group – Chairman, CEO

The Landstar model has worked pretty well for a long time.  Going to even 500 is not a significant percent of our business, but we are pleased with how the program has gone to date.  I think we have executed it very well.

The driver turnover of the owner–operator fleet is very low.  They are doing fine, and we like the concept.  We will continue to grow it.  We don't have a target internally of to what level.

Chaz Jones – Morgan Keegan & Co. – Analyst

Okay, and then two other quick ones – you know, it appears the Logistics Brokerage growth, you mentioned it earlier, has been fairly nice, here recently.  Just internally – and maybe this is for Jon if he is still on the call – is there any type of targeted growth in that area?

Steve Russell – Celadon Group – Chairman, CEO

Jon, are you on?

Jon Russell – Celadon Group – EVP

I am.  Our internal goal is – because we are a new division, we have the capability to at least hopefully target a doubling of our brokerage division each year.  We have a lot of opportunity with existing customers, as well as for new customers.  So, our hope is to continue to double the business for a couple of years at least until obviously rate of growth will slow, but we certainly think the opportunity is there at this point.  We are starting to see a much greater crossover between customers just from a capacity support perspective than we did in the first couple of years of the business.

Steve Russell – Celadon Group – Chairman, CEO

That growth, we're doing about $15 million or $16 million of business in the brokerage business.  That's up from I think $8 million a year ago.  We just started it two years ago.  It is a pure brokerage business; it's not an agent–driven business.  We've added customers and are growing and see real opportunity.

About two-thirds of the brokerage business is given to third-party truckers, about one-third is given to Celadon.  That gets reviewed every day by the brokerage folks in those – that decision process.

On the negative side in the non-asset-based business, when I mentioned in the call that TruckersB2B had a modest decline, it was actually, went from about $300,000 profit to about $260,000 profit – not a significant number but it does relate to the weakness of the small fleets out there.

Chaz Jones – Morgan Keegan & Co. – Analyst

Okay, that's all I had, guys.  Thanks.

Steve Russell – Celadon Group – Chairman, CEO

Next question, Jasmine?

Operator

Your next question comes from the line of Jeff Kauffman with Sterne Agee.  Please proceed.

Steve Russell – Celadon Group – Chairman, CEO

Good morning, Jeff.

Jeff Kauffman – Sterne Agee & Leach Inc. – Analyst

Good morning.  I guess that beats flower and Steve Nicolaus, right?

First of all, congratulations – solid operating environment.  Most of my questions have really been answered at this point.  But Steve, if I could ask – I want to follow-up on two aspects.  I mean, your utilization is way up, and I think you alluded to the length of haul increasing, some of which may have been related to new business.  But if you had to look at how much of that is maybe you're driving fewer miles to get the next load of freight, or you are getting more backhauls than you used to versus new business routes, extending your existing mileage, how is the utilization improving and where are you seeing most of the gains?

Steve Russell – Celadon Group – Chairman, CEO

Well, length of haul is helping.  I think the operations of the company is better than it had been two or three or four years ago, and I think service is better, utilization is improved in part because of that.  I think also the movement by many of our peers away from long-haul – for example, USA Truck shifted from an 860-mile average length of haul down to 520.  That is similarly taking place in other companies; that's created a better market for us.

A driver who wants a 900-mile length of haul doesn't want a 400-mile length of haul because they can't make as much money because it takes a lot longer to do two 400-mile loads than one 800-mile load.

So there have been no railroads, no rail lines built over the last 30 or 40 years or something, so there will always be a long-haul segment.  I think our position in that segment is improving, our market position.  We continue – we intend to continue that.  Our drivers like it.  As Paul indicated, driver pay went up because their miles per week improved despite the fact that we reduced their pay by probably 7% or something like that on a per-mile basis.  So we are staying focused in that area and hope to continue to do that, Jeff.

Jeff Kauffman – Sterne Agee & Leach Inc. – Analyst

Okay, thanks.  You know, it's interesting.  I was talking to the folks at Kansas City Southern and they were talking about the new intermodal services they plan on offering out of Monterrey and Mexico City now that they've got their rail line built and it's all under one roof.  They were talking about some of the other players in the intermodal market in terms of Mexico to US.  Is this, in the long run, an opportunity for you, or is this, in the long run, a threat, or is it two different markets?

Steve Russell – Celadon Group – Chairman, CEO

We know the folks at Kansas City Southern very well, top–down, and we've been talking and dealing with them.  We are doing, in the intermodal business, not to and from Mexico but basically domestic US, about 6 million a year, now from zero.

But we understand it – we are doing the TOFC, trailer on flat car.  But certainly, to the extent that some lanes might make sense intermodally, I wouldn't exclude the possibility of working with Kansas City Southern to make that work.

Jeff Kauffman – Sterne Agee & Leach Inc. – Analyst

Okay, thanks.  And final question – you know, good things are happening.  It's still a tough rate environment, but it seems like you guys are seeing mileage increase, utilization increase, P&L getting a little bit better.  You talked about pricing discussion starting to change.

From 10,000 feet, do you characterize yourself as cautiously optimistic?  What kind of keeps you awake at night right now?

Steve Russell – Celadon Group – Chairman, CEO

Cautiously optimistic is a valid statement.  We are – and these kind of conference calls keep me up at night!  (laughter)  I lost about three hours of sleep after reading some of the write–ups, etc.

Jeff Kauffman – Sterne Agee & Leach Inc. – Analyst

Alright, very well.  Guys, thanks so much.

Steve Russell – Celadon Group – Chairman, CEO

Thanks, Jeff.

Next question, Jasmine?

Operator

Your next question comes from the line of Thom Albrecht with BB&T.  Please proceed.

Thom Albrecht – Stephens Inc. – Analyst

I've only got one question after the call.  You know, for illustrative purposes, how much do you, will you be paying for your licensing and renewals, just to put that into perspective in the earlier discussion?

Steve Russell – Celadon Group – Chairman, CEO

I think plates are now, what, about $1800?  Times 3000, well, if you back out Canada.

Paul Will – Celadon Group – Vice Chairman, CFO, EVP, Treasurer, Principal Accounting Officer

We spread out over the course of the year though.  The way we buy plates, we don't have to buy them all at one time because how large we are relative to other fleets, especially largest in Indiana.  So – but the whole year will wind up being around $4.9 million to $5 million.

Thom Albrecht – Stephens Inc. – Analyst

Okay.  That's all I had, guys.  Thanks very much.

Steve Russell – Celadon Group – Chairman, CEO

Thanks, Thom.

Last question?

Operator

Your next question comes from the line of Donald Broughton with Avondale.  Please proceed.

Donald Broughton – Avondale Partners – Analyst

Hey, Steve.  Hey, Paul.

Steve Russell – Celadon Group – Chairman, CEO

Good morning, Donald.

Donald Broughton – Avondale Partners – Analyst

Good morning.  A couple of things real quick – you talked earlier about your high standards for hiring drivers.  Steve, I've seen you give your speech to your drivers in which you tell them if you've been hired here, you could work anywhere.  Obviously, it's instills a sense of pride with them but also it reflects upon what your driver standards are.

CSA – would it be a stretch or is it reasonable for me to suggest that you're going to be one of the carriers that's going to see less negative impact from the enactment or – I know it's been tested in a number of states, but in the push–out of nationwide CSA standards?  What do you see the negative impact being for your competitors?

Steve Russell – Celadon Group – Chairman, CEO

I think that's a great question, Donald.  For those on the call, what CSA is, is basically the DOT and FMCSA, the Washington agencies, will start to manage safety performance partly by company, but now largely by driver.  In other words, each driver will get a grade based on tickets and based on accidents, etc.  I believe that is going to reduce the number of drivers.

I asked that specifically of the folks at the American Trucking Association, which I'm on the executive committee and the nominating committee.  That could be 4%; it could be 8%.  It is not irrelevant because drivers who are basically barely squeaking by and not particularly good drivers, in this environment, they've never been scored before, they didn't have to take their SAT exam every month.

Well, going forward, with the CSA program – CVSA, whatever the title was – it will result in drivers being essentially put on probation or being told they can't be drivers anymore.  Our quality of driver is, Donald, you indicated I think it is above average level significantly.  Frankly, if your – our average driver is 47 years old.  At 47 years old, you don't care about being home every night; you don't care about a 200–mile length of haul.  You are driven, you are personally driven by long length of haul.  Our drivers get home three nights a month or something like that.  But it's their living; it's their livelihood.  They've been drivers for 20 years or 25 years.  So I think we will benefit from that new CVSA compared to many fleets, including smaller fleets.

Donald Broughton – Avondale Partners – Analyst

I appreciate that insight, Steve.  One other question and then I will let somebody else have the floor, if there's anybody left.  There is a difference between your data and mine in that I reported 405; you reported 820 companies dropping out of the database you have.  Was that a quarterly number?  If so, did that include guys that were one truck, two trucks, three trucks and hence would not have been captured in my data, or do you have any other insights into what you're seeing and I'm seeing?  Obviously, we are both seeing companies leaving the industry.  The question is how many?

Steve Russell – Celadon Group – Chairman, CEO

Jon, do you want to comment on that?  Are you still on?

Jon Russell – Celadon Group – EVP

Sure.  If the background noise is too much, let me know.  Yes, our 820 is in the quarter.  It does include one, two and three truck fleets.  For us, it is difficult because we are not using the pope data or some of the registration data.  We are simply knowing when phone lines get disconnected, fleets tell us they are out of business or even checks that from our rebate programs are returned not deliverable.

So we've seen our numbers uptick quite dramatically in the last 4 to 5 months.  Again, it is more anecdotal and feedback from fleets as opposed to just the hard registration and plating and licensing and stuff.

Donald Broughton – Avondale Partners – Analyst

As you know, mine is bad debt data, so – but I don't capture the onsie, twosie, threesie guys as you obviously can, given your system.  So we are both in the same direction.  I just wanted to make sure I had a grasp on what the differences were between what you were seeing and what I was seeing.

So thank you, Jon, and I will let someone have the floor.

Steve Russell – Celadon Group – Chairman, CEO

Let me ask you a question, Donald.

Donald Broughton – Avondale Partners – Analyst

Sure.

Steve Russell – Celadon Group – Chairman, CEO

You, in your recent report, you talked about zombie fleets.

Donald Broughton – Avondale Partners – Analyst

Yes.

Steve Russell – Celadon Group – Chairman, CEO

Would you define what a zombie fleet is?

Donald Broughton – Avondale Partners – Analyst

Well, they should have been dead were it not for the windfall in cash flow and working capital they got when fuel came down so dramatically last year.  They would be dead if it weren't for the fact that creditors had extended 2, 3 and even 40, 90 day forbearances who've got guys out there running that haven't made a truck payment or – well, they've made two, three truck payments in the last year.  They would be dead if they hadn't forestalled, canceled preventative maintenance schedules and gone to only catastrophic maintenance.  They would be dead if they hadn't shut down 10%, 20% of the fleet and begun to cannibalize those trucks for parts.  But at some point, all of those things have allowed them to remain on life support.  They run out of options.  They are zombies; they're walking dead.  They just don't know it, or they know it and no one has pulled the final plug.

I think you're right, Steve, the number of – the cash demands of relicensing, the slow, steady creep of fuel back up, and creditors who just have run out of patience – all of those things combined.  They fail because the creditors are out of patience or because they have an accident that can't post a letter of credit or bond to cover, or they've had catastrophic maintenance that they can't afford to have fixed.

Steve Russell – Celadon Group – Chairman, CEO

Thank you, Donald.

Donald Broughton – Avondale Partners – Analyst

You're welcome, Steve.  Good luck, guys.

Steve Russell – Celadon Group – Chairman, CEO

Jasmine, any other questions?

Operator

At this time, there are no further questions.  I would now like to turn the call back over to Mr. Steve Russell.  Please proceed.

Steve Russell – Celadon Group – Chairman, CEO

Thank you very much for being on the call, everybody.  Thanks for the questions.  As always, feel free to call anybody who talked today.  Let's hope that this industry continues cyclical and – which we define as going uphill for a change instead of going downhill from a rate standpoint.  Thank you all for being on the call and have a good day.  Bye-bye.  Thank you, Jasmine.  Bye.

Operator

Ladies and gentlemen, that concludes today's conference.  Thank you for your participation.  You may now disconnect.  Have a great day.

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